EXHIBIT  99.1


FOR IMMEDIATE RELEASE:   March 20, 2000


             SPECIALTY FOODS CORPORATION ANNOUNCES
         COMPLETION OF METZ BAKING SALE TO EARTHGRAINS

            Company to use proceeds to reduce debt


Deerfield, Ill. -- Specialty Foods Corporation announced today it has completed the previously announced sale of its Metz Baking Co. subsidiary to The Earthgrains Company (NYSE - EGR) for $625 million.
     The company indicated it would use a majority of the sale proceeds to reduce debt. Specifically, the company said it will immediately repay its term loan, revolving credit facility and accounts receivable facility and will use a portion of the remaining proceeds to reduce additional debt.
     Metz Baking Company, based in Deerfield, Illinois, was founded in 1922 by the Metz family in Sioux City, Iowa, and was acquired by Specialty Foods in 1993.
     Specialty Foods is a leading producer, marketer and distributor of retail baked goods. The company's baking operations include the nation's third largest cookie business (Mother's Cake & Cookies Company and Archway Cookies) and Andre-Boudin Bakeries, which operates a chain of bakery cafes in California and Chicago and has been San Francisco's leading producer of premium, traditional sourdough bread since 1849. Specialty Foods Corporation is a wholly owned subsidiary of Specialty Foods Acquisition Corporation.

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For information on Specialty Foods please contact:
Media: Andy Stern, Sunwest Communications, Inc. (214) 373-1601
Investors: Sean Stack, Specialty Foods, (847) 405-5330